As filed with the Securities and Exchange Commission on March 3, 2009

Registration No. 333-126325

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

J.B. HUNT TRANSPORT SERVICES, INC.

(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	71-0335111 (IRS Employer Identification Number)

615 J.B. Hunt Corporate Drive, Lowell, Arkansas	72745
(Address of registrant’s principal executive offices)	(Zip Code)

J.B. HUNT TRANSPORT SERVICES, INC.

AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

(Full title of the plan)

Kirk Thompson
President and Chief Executive Officer
J.B. Hunt Transport Services, Inc.
615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

Telephone: (479) 820-0000

(Name, address and telephone number,
including area code, of agent for service)

Copy to:

C. Douglas Buford, Jr., Esq.
Mitchell, Williams, Selig, Gates &
Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800
Little Rock, Arkansas 72201

Telephone: (501) 688-8866

Facsimile: (501) 918-7866

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the J.B. Hunt Transport Services, Inc. Registration Statement on Form S-8 (File No. 333-126325) is being filed in order to register for resale 3,977,083 shares of our common stock, par value $0.01, which have been issued or are issuable to directors and officers of J.B. Hunt Transport Services, Inc. (the “Company”) who may be deemed to be “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company.  This Post-Effective Amendment No. 1 includes a reoffer prospectus, prepared in accordance with the requirements of Form S-3 (the “Prospectus”), which may be used for the offer and sale of the securities registered hereunder.

1

PROSPECTUS

J.B. HUNT TRANSPORT SERVICES, INC.

3,977,083 SHARES

COMMON STOCK, $0.01 PAR VALUE

ACQUIRED PURSUANT TO THE J.B. HUNT TRANSPORT SERVICES, INC.

AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

This reoffer prospectus relates to an aggregate of up to 3,977,083 shares of our common stock, par value $0.01 (“Common Stock”), which have been issued or are issuable upon the exercise of stock options or restricted share units pursuant to the J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan (the “Plan”) that may be offered and resold from time to time by our stockholders identified below under the caption “Selling Stockholders.”

We have already issued to the selling stockholders the shares being offered by the selling stockholders, or we will issue the shares being offered by the selling stockholders prior to the sale of the shares.  This offering is not part of the original issuance of the shares of Common Stock.  We will not receive any of the proceeds from the selling stockholders’ sale of their shares.  The selling stockholders may offer the shares in transactions on the NASDAQ Stock Market (“NASDAQ”), in negotiated transactions, or through a combination of these methods.  The selling stockholders may offer the shares at prices relating to the prevailing market prices or at negotiated prices.

The shares of Common Stock will be “control securities” under the Securities Act before their sale under this Prospectus.  THIS PROSPECTUS HAS BEEN PREPARED FOR THE PURPOSE OF REGISTERING THESE SHARES UNDER THE SECURITIES ACT TO ALLOW FOR FUTURE SALES BY SELLING STOCKHOLDERS ON A CONTINUOUS OR DELAYED BASIS TO THE PUBLIC WITHOUT RESTRICTION.  THIS PROSPECTUS DOES NOT NECESSARILY REFLECT ANY PRESENT INTENTION OF ANY SELLING STOCKHOLDER TO SELL ANY OR ALL OF HIS OR HER SHARES OF COMMON STOCK REGISTERED PURSUANT TO THIS PROSPECTUS.

Our Common Stock is quoted on NASDAQ under the symbol “JBHT.”  On February 27, 2009, the last sale price of the Common Stock, as reported on NASDAQ, was $20.38 per share.  Our principal executive offices are located at 615 J.B. Hunt Corporate Drive, Lowell, Arkansas 72745 (telephone number:  (479) 820-0000).

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS.  SEE “RISK FACTORS” BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different from that contained in this Prospectus.  The selling stockholders may offer to sell, and seek offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock.

This Prospectus is dated March 3, 2009.

3,977,083 SHARES

J.B. HUNT TRANSPORT SERVICES, INC.

COMMON STOCK, PAR VALUE $0.01

PROSPECTUS

March 3, 2009

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, file annual, quarterly and current reports and other information with the United States Securities and Exchange Commission (“SEC” or the “Commission”).  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy statements, information statements, and other information filed electronically with the SEC.  The SEC’s website address is http://www.sec.gov.

In addition, our Annual Report on Form 10-K for the year ended December 31, 2008, (without exhibits) is available via the Internet at our website (http://www.jbhunt.com).  We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

We have filed with the SEC a registration statement on Form S-8, with exhibits thereto, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock offered by this Prospectus (the “Registration Statement”).  This Prospectus does not contain all information set forth in the Registration Statement.  Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the Registration Statement which can be inspected at the SEC’s Public Reference Room at the above address or via the SEC’s website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates).  Requests should be directed to:

J.B. Hunt Transport Services, Inc.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas  72745

Attn:  David G. Mee, Secretary

(479) 820-0000

The following documents previously filed with the SEC pursuant to the Securities Act and the Exchange Act are incorporated into this Prospectus by reference and are deemed a part of this Prospectus:

(a)                                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009.

(b)                                 The description of our Common Stock contained in the Company’s Form 8-A dated March 27, 1984, including any amendment or report filed for the purpose of updating such description.

Any statement incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, that also is or is deemed to be incorporated by reference into this Prospectus modifies, replaces, or supersedes that statement.  Any statement so modified, replaced, or superseded will be deemed, except as so modified, replaced or superseded, to constitute a part of this Prospectus.

All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of those documents.

THE COMPANY

We are one of the largest surface transportation companies in North America.  J.B. Hunt Transport Services, Inc. is a publicly held holding company that, together with our wholly owned subsidiaries and affiliated companies, provides a wide range of transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico.  Unless otherwise indicated by the context, “we,” “us,” “our” and “JBHT” refer to J.B. Hunt Transport Services, Inc. and its consolidated subsidiaries.  We were incorporated in Arkansas on August 10, 1961, and have been a publicly held company since our initial public offering in 1983.  Our wide scope of scalable service offerings is relatively unique in the industry and ranges from full-load containerized freight transportation over highways and railroads to individual deliveries to small businesses and personal residences.  We have arrangements with most of the major North American rail carriers to transport freight in containers and trailers.  We also provide customized freight movement, revenue equipment, labor and systems services that are tailored to meet individual customers’ requirements and typically involve longer-term contracts.  These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local and home deliveries, freight handling, specialized equipment and network design.  We also provide integrated capacity and comprehensive transportation and logistics services and solutions by utilizing a network of thousands of reliable third-party carriers.  While these unrelated outside carriers at times supplement our dry van, full-load operations, they also provide flatbed, refrigerated, less-than-truckload (LTL) and other specialized equipment, drivers and services.

Our business operations are primarily organized through four distinct, but complementary, business segments.  These segments include intermodal (JBI), dedicated contract services (DCS), full-load dry van (JBT) and integrated capacity solutions (ICS).  Our business is somewhat seasonal with slightly higher freight volumes typically experienced during the months of August through early November.  Our DCS segment is subject to less seasonal variation than our other segments.  For the calendar year ended December 31, 2008, our consolidated revenue totaled $3.7 billion, after the elimination of inter-segment business.  Of the total, 52% was generated by our JBI business segment, 25% by DCS, 18% by JBT and 5% by ICS.

Additional general information about us is available from our Internet website at www.jbhunt.com.  We make a number of reports and other information available free of charge on our website, including our annual report on Form 10-K, our proxy statement and our earnings releases.  Our website also contains corporate governance guidelines, our code of ethics, our whistleblower policy, Board committee charters and other corporate policies.

RISK FACTORS

You should carefully consider the following risk factors and warnings before making an investment decision.  The risks described below are not the only ones that we face.  Additional risks of which we do not yet know or that we currently think are immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected.  In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.  You should also refer to the other information set forth in this Prospectus.

This Prospectus contains or incorporates by reference certain forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.  Some of the factors and events that are not within our control and that could have a material impact on future operating results include:  general economic and business conditions, competition and competitive rate fluctuations, cost and availability of diesel fuel, ability to attract and retain qualified drivers and delivery personnel, a loss of one or more major customers, interference with or termination of our relationships with certain railroads, insurance costs and availability, claims expense, retention of key employees, terrorist attacks or actions, acts of war, adverse weather conditions, new or different environmental or other laws and regulations, increased costs for new revenue equipment or decreases in the value of used equipment and the ability of revenue equipment manufacturers to perform in accordance with agreements for guaranteed equipment trade-in values.  Current and future changes in fuel prices could result in significant fluctuations of quarterly earnings.  In evaluating forward-looking statements, you should specifically consider various factors, including those listed above as well as the risks outlined below.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, these statements are only predictions and we cannot guarantee future results, levels of activity, performance, or achievements.  Actual events or results may differ materially.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “plans,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements.  We are under no duty to update any of the forward-looking statements after the date of this Prospectus in order to conform such statements to actual results.

Our business is subject to general economic and business factors, any of which could have a material adverse effect on our results of operations.  Recent economic trends and the current tightening of credit in financial markets could adversely affect our ability, and the ability of our suppliers, to obtain financing for operations and capital expenditures.

Our business is dependent upon a number of factors that may have a material adverse effect on the results of our operations, many of which are beyond our control.  These factors include interference with, or termination of, our relationships with certain railroads, significant increases or rapid fluctuations in fuel prices, fuel taxes, interest rates, insurance premiums, self-insurance levels, excess capacity in the trucking industry, license and registration fees, terrorist attacks or actions, acts of war, adverse weather conditions, increased costs for new revenue equipment or decreases in the value of used equipment, surpluses in the market for used equipment, and difficulty in attracting and retaining qualified drivers and independent contractors.

We are also affected by recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries such as retail and manufacturing, where we have a significant concentration of customers.  Economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad debt losses.  In addition, our results of operations may be affected by seasonal factors.  Customers tend to reduce shipments after the winter holiday season, and our operating expenses tend to be higher in the winter months, primarily due to colder weather, which causes higher fuel consumption from increased idle time and higher maintenance costs.

We depend on third parties in the operation of our business.

Our JBI business segment utilizes railroads in the performance of its transportation services.  The majority of these services are provided pursuant to contractual relationships with the railroads.  While we have agreements with various Class I railroads, the majority of our business travels on the Burlington Northern Santa Fe and the Norfolk Southern railways.  The inability to utilize one or more of these railroads could have a material adverse effect on our business and operating results.  In addition, a portion of the freight we deliver is imported to the United States through ports of call that are subject to labor union contracts.  Work stoppages or other disruptions at any of these ports could have a material adverse effect on our business.

Our ICS business segment utilizes third-party carriers.  Aside from periodic use of our trailing equipment to satisfy certain loads, we do not own or control the revenue equipment or drivers delivering the loads.  The inability to obtain reliable third-party carriers could have a material adverse effect on our operating results and business growth.

We derive a significant portion of our revenue from a few major customers, the loss of one or more of which could have a material adverse effect on our business.

For the calendar year ended December 31, 2008, our top 10 customers, based on revenue, accounted for approximately 35% of our revenue.  Our JBI, JBT and ICS segments typically do not have long-term contracts with their customers.  While our DCS segment business may involve a written contract, those contracts may contain cancellation clauses, and there is no assurance that our current customers will continue to utilize our services or that they will continue at the same levels.  A reduction in or termination of our services by one or more of our major customers could have a material adverse effect on our business and operating results.

Ongoing insurance and claims expenses could significantly reduce our earnings.

Our future insurance and claims expenses might exceed historical levels, which could reduce our earnings.  During 2006 and 2007, the self-insured portion of our claims exposure for all claims was $500,000 per occurrence.  During 2008, the self-insured portion of our claims was $500,000 per occurrence for personal injury and property damage and $1 million per occurrence for workers’ compensation.  If the number or severity of claims for which we are self-insured increases, our operating results could be adversely affected.  We have renewed our policies for 2009 with substantially the same terms as our 2008 policies.  We purchase insurance coverage for the amounts above which we are self-insured.  If these expenses increase, and we are unable to offset the increase with higher freight rates, our earnings could be materially and adversely affected.

We operate in a regulated industry, and increased direct and indirect costs of compliance with, or liability for violation of, existing or future regulations could have a material adverse effect on our business.

The DOT and various state agencies exercise broad powers over our business, generally governing matters including authorization to engage in motor carrier service, equipment operation, safety and financial reporting.  We are audited periodically by the DOT to ensure that we are in compliance with various safety, hours of service, and other rules and regulations.  If we were found to be out of compliance, the DOT could restrict or otherwise impact our operations.

We continue to monitor actions taken by the FMCSA.  Significant changes in hours of service regulations and other motor carrier safety regulations could negatively impact our operations due to lower driver productivity or increased capital expenditures for monitoring and recordkeeping equipment.

Effective with model-year 2007 tractors, the EPA mandated lower emission standards for newly manufactured heavy-duty tractor engines.  The acquisition costs of these new engines have increased by approximately 10%.  A new set of more stringent emissions standards will become effective for newly-manufactured tractor engines in January 2010.  While it is too early to assess the impact of the new standards, our fuel costs, operating costs and acquisition costs could be impacted.

Our operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

We are subject to various environmental laws and regulations dealing with the handling of hazardous materials, underground fuel storage tanks, and discharge and retention of storm water.  We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination have occurred.  Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous wastes disposal, among others.  We also maintain bulk fuel storage and fuel islands at several of our facilities.  If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could have a material adverse effect on our business and operating results.  If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

Rapid changes in fuel costs could impact our periodic financial results.

During the past several years, fuel cost per gallon has varied significantly.  We have a fuel surcharge revenue program in place with the majority of our customers, which has historically enabled us to recover the majority of higher fuel costs.  Most of these programs automatically adjust weekly depending on the cost of fuel.  However, there can be timing differences between a change in our fuel cost and the timing of the fuel surcharges billed to our customers.  In addition, we incur additional costs when fuel prices rise that cannot be fully recovered due to our engines being idled during cold or warm weather and empty or out-of-route miles that cannot be billed to customers.  Rapid increases in fuel costs or shortages of fuel could have a material adverse effect on our operations or future profitability.  As of December 31, 2008, we had no derivative financial instruments to reduce our exposure to fuel-price fluctuations.

Difficulty in attracting and retaining drivers, delivery personnel and third-party carriers could affect our profitability and ability to grow.

Periodically, we have experienced difficulty in attracting and retaining qualified drivers, including independent contractors.  If we are unable to continue attracting an adequate number of employees or contract with enough independent contractors, we could be required to significantly increase our employee compensation package, let revenue equipment sit idle or dispose of the equipment altogether, which could adversely affect our growth and profitability.  In addition, our ICS segment growth could be limited by an inability to attract third-party carriers which we rely upon to provide transportation services.

We operate in a competitive and somewhat fragmented industry.  Numerous factors could impair our ability to maintain our current profitability and to compete with other carriers and private fleets.

We compete with many other transportation services providers of varying sizes and, to a lesser extent, with LTL carriers and railroads, some of which have more equipment and greater capital resources than we do.  Additionally, some of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase freight rates or maintain our profit margins.

In an effort to reduce the number of carriers a customer uses they often select so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected.  Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress freight rates or result in the loss of some business to competitors.  Also, certain customers that operate private fleets to transport their own freight could decide to expand their operations, thereby reducing their need for services from us.

Extreme or unusual weather conditions can disrupt our operations, impact freight volumes and increase our costs, all of which could have a material adverse effect on our business results.

Certain weather conditions such as ice and snow can disrupt our operations.  Increases in costs relating to towing and other maintenance frequently occur during the winter months of our business.  Natural disasters such as hurricanes and flooding can also impact freight volumes and increase our costs.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of the Common Stock of J.B Hunt Transport Services, Inc. by the selling stockholders immediately prior to and after this offering.  Wayne Garrison is the only selling stockholder who owns or has the right to acquire through exercise of stock options or restricted share units, on the date hereof, in excess of one percent of the outstanding Common Stock.  All information with respect to beneficial ownership has been furnished by the selling stockholders.  The number of shares that may be sold by each selling stockholder from time to time will be updated in supplements to this Prospectus, which will be filed with the SEC in accordance with Rule 424(b) of the Securities Act.  The indicated number of shares of Common Stock offered hereunder includes vested and unvested restricted Common Stock and shares issuable upon exercise of stock options held by the selling stockholder.  The shares offered, as listed below, do not necessarily indicate that the selling stockholder presently intends to sell any or all of the shares so listed.  These shares are registered for the purpose of allowing the selling stockholders to resell such shares from time to time to the public without restriction.

Name	Common Stock Beneficially Owned as of February 27, 2009 (1) (2)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (3)	Percentage of Shares Beneficially Owned After Offering (3) (4)

Paul R. Bergant Executive Vice President, Chief Marketing Officer and President, Intermodal	235,773	358,109	0	*

David N. Chelette Vice President and Treasurer	16,641	62,726	11,205	*

Donald G. Cope Senior Vice President, Finance, Controller and Chief Accounting Officer	126,505	241,603	82	*

Wayne Garrison Chairman of the Board; Director	5,057,820	218,662	5,045,198	4.0

Craig Harper Executive Vice President, Operations and Chief Operating Officer	100,000	369,560	0	*

Terrance D. Matthews Executive Vice President, Sales and Marketing	55,158	260,012	24,706	*

David G. Mee Senior Vice President, Tax and Risk Management, and Secretary	62,634	237,070	4,234	*

Kay J. Palmer Executive Vice President and Chief Information Officer	48,728	239,592	12,806	*

Bob D. Ralston Executive Vice President, Equipment and Properties	124,801	231,378	11,259	*

John N. Roberts, III Executive Vice President and President, Dedicated Contract Services	185,000	430,560	0	*

Name	Common Stock Beneficially Owned as of February 27, 2009 (1) (2)	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (3)	Percentage of Shares Beneficially Owned After Offering (3) (4)

Shelley Simpson Senior Vice President, Economic Analysis and President, Integrated Capacity Solutions	47,987	236,301	45,586	*

Kirk Thompson President and Chief Executive Officer; Director	150,000	768,330	0	*

Jerry W. Walton Executive Vice President, Finance and Administration and Chief Financial Officer	305,636	323,180	125,796	*

* Less than 1%

(1)                               Includes shares that are owned by the selling stockholder that are (a) held in a 401(k) or deferred compensation account, (b) held as trustee of family trusts in which the trustee has no beneficial ownership, (c) options that are currently exercisable, and (d) options that will become exercisable within 60 days.

(2)                               Includes the following shares beneficially owned indirectly:  Indirect beneficial ownership includes shares owned by the selling stockholder (a) as beneficiary or trustee of a personal trust, (b) by a spouse or as trustee or beneficiary of a spouse’s trust, or (c) in a spouse’s retirement account.

(3)                               Assumes that all shares offered hereby are sold but no other securities held by the selling stockholder are sold.

(4)                               Calculated on the basis of 126,091,815 shares of common stock outstanding of the Company on February 27, 2009.

PLAN OF DISTRIBUTION

The Common Stock being offered by the selling stockholders pursuant to this Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees, or other successors in interest, regardless of whether such successors in interest are successors in interest with respect to the shares being offered, after we have filed a supplement to this Prospectus under Rule 424(b) to update the list of selling stockholders set forth above.  Such sales may be made in the over-the-counter markets, or otherwise, at prices and on terms then prevailing, at prices related to the then-current market price of the Common Stock, or in negotiated transactions.  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this Prospectus.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale.  The selling stockholders and agents who execute orders on their behalf may be deemed to be underwriters, as that term is defined in Section 2(11) of the Securities Act, and a portion of any proceeds or sales discounts, commissions, or other compensation may be deemed to be underwriting compensation for purposes of that Act.  We will pay all expenses of registering the shares of Common Stock covered by this Prospectus, but the selling stockholders will pay any brokerage commissions, discounts and other expenses relating to the sale of such shares.

USE OF PROCEEDS

We will not receive any proceeds from this offering.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this Prospectus has been passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas.  As of February 20, 2009, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. beneficially own approximately 1,900 shares of our Common Stock.

EXPERTS

The consolidated financial statements of J.B. Hunt Transport Services, Inc. and subsidiaries appearing in J.B. Hunt Transport Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including schedule appearing therein), and the effectiveness of J.B. Hunt Transport Services, Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION

Section 4-27-850 of the Arkansas Code Annotated authorizes the indemnification of officers and directors of Arkansas corporations under certain circumstances.  Paragraph 10 of the Company’s Articles of Incorporation provides that, under specified circumstances, the Company shall indemnify its directors, officers, employees, or agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees, or agents if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Paragraph 11 of the Company’s Articles of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated Section 4-27-833, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, (d) for transactions from which directors derive improper personal benefit, or (e) for liability to any third party other than the Company or its stockholders based upon an act, omission, transaction, or breach of duty.

The Company’s directors and officers are also covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a)                                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 27, 2009.

(b)                                 The description of our Common Stock contained in the Company’s Form 8-A dated March 27, 1984, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part hereof.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.  Our Common Stock is registered with the Commission under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of our Common Stock offered hereby have been passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas.  As of February 20, 2009, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. beneficially own approximately 1,900 shares of our Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 4-27-850 of the Arkansas Code Annotated authorizes the indemnification of officers and directors of Arkansas corporations under certain circumstances.  Paragraph 10 of the Company’s Articles of Incorporation provides that, under specified circumstances, the Company shall indemnify its directors, officers, employees, or agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees, or agents if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.  In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Paragraph 11 of the Company’s Articles of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under

1

Arkansas Code Annotated Section 4-27-833, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, (d) for transactions from which directors derive improper personal benefit, or (e) for liability to any third party other than the Company or its stockholders based upon an act, omission, transaction, or breach of duty.

The Company’s directors and officers are also covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or

2

controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, State of Arkansas, on March 3, 2009.

J.B. HUNT TRANSPORT SERVICES, INC.

By:	/s/ Kirk Thompson
Kirk Thompson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kirk Thompson and Jerry Walton, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)  to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald G. Cope	Senior Vice President, Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 3, 2009
Donald G. Cope

/s/ Wayne Garrison	Chairman of the Board; Director	March 3, 2009
Wayne Garrison

/s/ Sharilyn Gasaway	Director	March 3, 2009
Sharilyn Gasaway

/s/ Gary C. George	Director	March 3, 2009
Gary C. George

/s/ J. Bryan Hunt, Jr.	Director	March 3, 2009
J. Bryan Hunt, Jr.

/s/ Coleman H. Peterson	Director	March 3, 2009
Coleman H. Peterson

4

/s/ James L. Robo	Director	March 3, 2009
James L. Robo

/s/ Kirk Thompson	President and Chief Executive Officer; Director (Principal Executive Officer)	March 3, 2009
Kirk Thompson

/s/ Leland Tollett	Director	March 3, 2009
Leland Tollett

/s/ Jerry W. Walton	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	March 3, 2009
Jerry W. Walton

/s/ John A. White	Director	March 3, 2009
John A. White

5

EXHIBIT INDEX

Exhibit Number		Description
4.1	—

Amended and Restated Articles of Incorporation of J.B. Hunt Transport Services, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed on April 29, 2005)

4.2	—

Restated Bylaws of J.B. Hunt Transport Services, Inc. dated February 27, 2008 (incorporated by reference from Exhibit 3(ii) to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed on April 30, 2008)

4.3	—

J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan (incorporated by reference from Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed on April 29, 2005)

5*	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
23.1*	—	Consent of Ernst & Young, LLP
23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5)
24	—	Power of Attorney (on signature page)

* Filed herewith

6